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                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.  )

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Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to 14a-11(c) or 14a-12
[_] Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))

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                            INFINIUM SOFTWARE, INC.
                             25 Communications Way
                          Hyannis, Massachusetts 02601
                              ____________________

                         SUPPLEMENT TO PROXY STATEMENT
                              ____________________

     This Supplement provides additional information with respect to the Annual Meeting of Stockholders (the "Annual Meeting") of Infinium Software, Inc. (the "Company") to be held on Friday, February 11, 2000, at 3:00 p.m., Boston Time, at The Marriott Long Wharf, 296 State Street, Boston, Massachusetts 02109, for the purposes set forth in the Notice of Annual Meeting of Stockholders dated January 11, 2000.

     The Proxy Statement dated January 11, 2000 (the "Proxy Statement"), the Company's Annual Report for the year ended September 30, 1999 and a proxy card (the "White Proxy Card") were mailed on or about January 11, 2000, to all stockholders entitled to vote at the Annual Meeting. This Supplement and the enclosed blue proxy card (the "Blue Proxy Card") are being mailed on or about February 1, 2000 to all stockholders entitled to vote at the Annual Meeting. Stockholders are asked to execute and return BOTH the White Proxy Card and the Blue Proxy Card.

     All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the Proxy Statement and this Supplement. Any proxy may be revoked by a stockholder at any time before it is exercised by giving written notice to that effect to the Clerk of the Company.

     Except as specifically amended or supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains accurate and should be considered in casting your vote by proxy or at the Annual Meeting.

                             PURPOSE OF SUPPLEMENT

     The purpose of this Supplement is to add a nominee for election as a Class I director to serve for a three-year term or until his successor is elected and qualified. This nominee stands in addition to Manuel Correia, the nominee currently proposed by the Company in the Proxy Statement for election at the Annual Meeting.

     The Board of Directors has nominated and recommended that Fred Luconi, who was appointed as a Class I director on February 1, 2000, be elected as a Class I director, to hold office until the Annual Meeting of Stockholders to be held in 2003 or until his successor has been duly elected and qualified or until his earlier resignation or removal. There are currently two Class I directors, Mr. Luconi and Manuel Correia. Please note that the Board of Directors has nominated and recommended Mr. Correia in the Proxy Statement for election as a Class I director. Your submission of the enclosed Blue Proxy Card will not revoke or modify any proxy you granted on the White Proxy Card solicited by the Proxy Statement
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     Mr. Luconi was appointed by the Board of Directors as a non-employee director to fill a vacancy in one of the Class I director positions. For the last five years, Mr. Luconi has been a self-employed consultant and venture investor. Mr. Luconi is 58 years old.

     The information in the Proxy Statement under the caption " Stock Ownership of Certain Beneficial Owners and Management" and the information under the caption "Amount and Nature of Beneficial Ownership" is supplemented by Mr. Luconi's share ownership information. As of February 1, 2000, Mr. Luconi was granted an option to purchase 28,000 shares, which will be exercisable over a four-year period at the rate of 25% per year, at an exercise price equal to the market price of the Common Stock at the close of business on February 1, 2000. In addition, pursuant to the Company's 1995 Non-Employee Director Stock Option Plan (the "Director Plan"), and in connection with the Annual Meeting, Mr. Luconi will receive an additional option grant to purchase 4,000 shares of Common Stock, which will be exercisable over a four-year period at the rate of 25% per year. The exercise price per share for all options granted under the Director Plan will be equal to the market price of the Common Stock on the date of grant.

                               PROCEDURAL MATTERS

     WHETHER OR NOT YOU HAVE RETURNED THE WHITE PROXY CARD PREVIOSULY SOLICITED AND WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD AS PROMPTLY AS POSSIBLE.

     Returning the enclosed Blue Proxy Card will not revoke any proxy granted by executing the White Proxy Card previously distributed with the Proxy Statement. The enclosed Blue Proxy Card is and will be considered a supplemental submission.

                            YOUR VOTE IS IMPORTANT
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                                 OTHER BUSINESS

     The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All stockholders are cordially invited to attend the meeting.

                              By order of the Board of Directors,


                              Anne Marie Monk, Clerk

February 1, 2000

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED BLUE PROXY CARD (AND THE WHITE PROXY CARD, IF NOT PREVIOUSLY SUBMITTED) IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING, AND WE APPRECIATE YOUR COOPERATION. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.